Exhibit 99.1

For immediate release

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES THIRD QUARTER

2010 RESULTS

Solid Operating Performance Driven by Pre-Season Order Period and Ongoing Margin Improvement

Third Quarter Highlights:

•                  Net Sales of $47.4 million and adjusted EBITDA of $11.6 million

•                  Adjusted Earnings per diluted share of $0.13

•                  Pre season order period (Q2 & Q3 combined) net sales and adjusted EBITDA up 3.3% and 16.4% respectively over prior year

•                  Board approves 10% increase to planned 4Q dividend

•                  Company reiterates outlook for 2010

November 1, 2010 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter Results

Douglas Dynamics’ pre-season sales period is comprised of the second and third quarters combined. To encourage distributors to receive shipments prior to the peak fourth quarter retail selling season, the Company offers promotional financial and freight terms to distributors that place orders during the second quarter. These orders are then shipped during the second and third quarters.  The timing of these shipments between the second and third quarters can vary year to year based upon a number of factors, including distributor inventory levels and space availability.

For 2010, pre-season orders have shifted from traditional patterns to be more heavily weighted toward the second quarter versus the third quarter. In total, pre-season net sales and adjusted EBITDA for the second and third quarters combined were up 3.3% and 16.4% respectively, over the same six-month period in the prior year.

Focusing solely on the third quarter 2010, net sales were $47.4 million, representing a 5.8% decrease from the corresponding period in 2009. This decrease in net sales reflects a shift in the timing of pre-season shipments toward the second quarter versus the third quarter. As pre-season shipments shifted more toward the second quarter both equipment and parts and accessories sales in the third quarter decreased versus the prior year as expected.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics commented, “We are pleased with our third quarter performance. We delivered solid operational and financial results, continued to realize operational efficiencies and quality improvements and successfully completed our pre-season sales period. In our pre-season sales period, we achieved a year-over-year increase in equipment shipments, grew revenue, expanded margins and improved Adjusted EBITDA. As a result, our adjusted EBITDA year-to-date is 14.5% above that of last year. In addition, during the quarter we paid our initial quarterly cash dividend, reflecting the Company’s growth and commitment to delivering shareholder value.”

Net income was $2.2 million, or $0.10 per diluted share, in the third quarter of 2010 compared to net income of $2.7 million, or $0.19 per diluted share, in the third quarter of 2009. Net income in the third quarter of 2010 included $1.2 million in pretax non-recurring expenses associated with compensation expense. Adjusted net income (net income excluding these expenses), was $2.9 million, or $0.13 per diluted share.

The Company reported Adjusted EBITDA of $11.6 million in the third quarter of 2010, a 8.6% decrease compared to Adjusted EBITDA of $12.7 million in the third quarter of 2009. The decrease in Adjusted EBITDA is primarily attributable to the shift in pre-season shipments from the third quarter into the second quarter.  Adjusted EBITDA for the total 2010 pre-season period was $33.2 million compared to Adjusted EBITDA of $28.5 million for the same period in 2009, an increase of $4.7 million, or 16.4%.

Balance Sheet and Liquidity

During the third quarter of 2010, the Company recorded net cash used in operating activities of $13.7 million compared to net cash used in operating activities of $18.5 million in the same period last year. This decrease was driven by slower growth in accounts receivable versus the prior year.

Inventory was $24.5 million at the end of the third quarter of 2010, a decrease of $2.4 million compared to the third quarter of 2009. This decrease in inventory reflects increased equipment shipments combined with lower production levels during the closing of our Johnson City, Tennessee manufacturing facility.

Accounts receivable at the end of third quarter of 2010 were $82.4 million, flat when compared to the third quarter of 2009. Revolver borrowings of $37.0 million peaked at the end of the third quarter. Payment for pre-season orders begins in October and the revolver is normally paid down during November.

Dividend Policy

As previously announced, pursuant to the Company’s dividend policy, its Board of Directors declared an initial quarterly cash dividend of $0.1825 per share of the Company’s common stock. The declared $0.1825 per share cash dividend was paid on September 30, 2010 to stockholders of record as of the close of business on September 23, 2010.

The Company also announced that its board of directors has approved a $0.0175 increase in the Company’s cash dividend to $0.20. Effective in the fourth quarter of 2010, this change will be an increase of 9.6% from the initial quarterly dividend paid on September 30, 2010.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics commented, “The board’s decision to increase the quarterly cash dividend reflects the Company’s strong cash flow from operations and our confidence in the Company’s financial strength.”

In accordance with the Company’s dividend policy, Douglas Dynamics intends to pay a regular quarterly cash dividend on its common stock in equal quarterly installments to be made in March, June, September, and December. The declaration and payment of any future dividends, however, will be at the discretion of the Company’s board of directors and will depend upon many factors, including the Company’s financial condition or earnings, legal requirements, taxes and other factors the Company’s board of directors may deem to be relevant.

Outlook

Based on year-to-date results and visibility into current business trends, the Company is maintaining its financial guidance first issued in conjunction with the Company’s second quarter earnings press release, issued on August 10, 2010. The Company continues to expect net sales for the full year 2010 to range from $175.0 million to $205.0 million and Adjusted EBITDA of $45.0 million to $55.0 million. The estimated effective tax rate for 2010 is 43.0%, a decline from 45.6% estimated at the end of the second quarter. The decrease in the estimated effective tax rate for 2010 as compared to 2009 is due to book tax implications of the compensation expense related to the exercise of stock options, both in connection with the initial public offering and during the third quarter.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the snowbelt regions in North America will experience average snowfall in the Company’s core markets. During September and October, orders and shipments have been somewhat softer than anticipated due to a combination of unseasonably warm weather trends in the Company’s core markets and ongoing economic uncertainty.

Mr. Janik concluded, “We are pleased with the progress we have made so far in 2010.  We maintained our focus through the third quarter, and the pre-season sales period came in moderately stronger than last year.  We remain cautious in our outlook based on the hesitancy we are seeing from some of our  distributors due to the fragile economy and the resulting buying trend of plowers, who are generally attempting to time their purchases closer to actual snow events. Ultimately, the amount and timing of snowfall in November and December will have an impact on our final results. While we cannot predict the timing of an eventual pick-up in end market demand, we continue to focus on improving our operational efficiency and financial strength to best position to the business to benefit as demand recovers.”

Webcast Information

The Company will host an investor conference call on Tuesday, November 2, 2010 at 10:00 a.m. Central Daylight Time. The conference call will be available on the Internet through the Investor

Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry.  Additional press releases and investor relations information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income;

•                  Adjusted earnings per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income and Adjusted earnings per diluted share represent net income or earnings per diluted share, respectively, as determined under GAAP, excluding non-recurring expenses incurred at the time of our initial public offering, namely the buyout of our management services agreement, the loss on extinguishment of debt, stock based compensation expense associated with the net exercise of stock options, and the payment of cash bonuses under our liquidity bonus plan.  Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for certain non-recurring charges related to the closure of our Johnson City, Tennessee manufacturing facility, and certain unrelated legal expenses, as well as management fees paid by us to affiliates of our principal stockholders, stock based compensation, payment of cash bonuses under our liquidity bonus plan and loss on extinguishment of debt.

We use, and we believe our investors benefit from the presentation of Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with additional tools to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations . In addition, we believe that Adjusted EBITDA is useful to investors and other external users of our consolidated financial statements in evaluating our operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, and amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. Management also uses Adjusted EBITDA to evaluate our ability to make certain payments, including dividends, in compliance with our senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Management believes that the presentation of Adjusted net income and Adjusted earnings per diluted share provides useful information to investors by facilitating comparisons to Douglas’ historical performance.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Reconciliation of Net Income to Adjusted Net Income” and “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows, included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, the inability of our suppliers to meet our volume or quality requirements, our inability to protect or continue to build our intellectual property portfolio, our inability to develop new products or improve on existing products in response to end-user needs, losses due to lawsuits arising out of personal injury associated with our products, and our inability to compete effectively against competition, as well as those discussed in the section entitled “Risk Factors,” in  our quarterly report on Form 10-Q for the quarter ended June 30, 2010.  You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$8,721	$69,073
Accounts receivable, net	82,397	32,172
Inventories	24,475	26,697
Deferred income taxes	3,729	3,729
Prepaid income taxes	6,596	—
Prepaid management fees-related party	—	417
Prepaid and other current assets	1,336	1,446
Total current assets	127,254	133,534

Property, plant, and equipment, net	22,183	26,661
Assets Held for Sale	1,854	—
Goodwill	107,222	107,222
Other intangible assets, net	128,328	132,950
Deferred financing costs, net	1,084	3,311
Other long-term assets	941	941
Total assets	$388,866	$404,619

Liabilities, redeemable stock and stockholders’ equity
Current liabilities:
Accounts payable	$6,545	$5,170
Accrued expenses and other current liabilities	12,097	12,598
Accrued interest	30	5,367
Income taxes payable	—	1,202
Short-term borrowings	37,000	—
Current portion of long-term debt	1,250	850
Total current liabilities	56,922	25,187

Retiree health benefit obligation	7,801	7,848
Pension obligation	8,926	8,957
Deferred income taxes	22,367	18,913
Deferred compensation	1,669	1,482
Long-term debt, less current portion	120,575	231,813
Other long-term liabilities	2,110	2,195

Redeemable preferred stock	—	2
Total stockholders’ equity	168,496	108,224
Total liabilities, redeemable stock and stockholders’ equity	$388,866	$404,619

Douglas Dynamics, Inc.

Consolidated Statements of Operations

(In thousands, except share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(unaudited)		(unaudited)

Net sales	$47,448	$50,396	$128,338	$125,206
Cost of sales	32,221	35,241	86,070	87,523
Gross profit	15,227	15,155	42,268	37,683

Selling, general, and administrative expense	6,819	4,916	20,527	15,443
Intangibles amortization	1,541	1,541	4,621	4,621
Management fees-related party	57	411	6,370	1,066

Income from operations	6,810	8,287	10,750	16,553

Interest expense, net	(2,334)	(3,802)	(9,038)	(11,756)
Loss on extinguishment of debt	—	—	(7,967)	—
Other expense, net	(12)	(22)	(7)	(105)
Income (loss) before taxes	4,464	4,463	(6,262)	4,692

Income tax expense (benefit)	2,279	1,725	(2,803)	751

Net income (loss)	$2,185	$2,738	$(3,459)	$3,941

Weighted average number of common shares outstanding:
Basic	21,158,573	14,421,736	17,963,720	14,424,347
Diluted	21,546,767	14,747,041	17,963,720	14,749,652

Earnings (loss) per share:
Basic	$0.10	$0.19	$(0.19)	$0.27
Diluted	$0.10	$0.19	$(0.19)	$0.27
Cash dividends per share	$0.18	$—	$0.18	$—

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2010	September 30, 2009
	(unaudited)

Operating activities
Net income (loss)	$(3,459)	$3,941
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,448	8,498
Amortization of deferred financing costs	741	853
Loss on extinguishment of debt	7,967	—
Stock-based compensation	3,158	738
Provision for losses on accounts receivable	281	116
Deferred income taxes	3,374	133
Changes in operating assets and liabilities:
Accounts receivable	(50,446)	(53,901)
Inventories	2,222	1,949
Prepaid and other assets and prepaid income taxes	(6,069)	(245)
Accounts payable	1,375	(43)
Accrued expenses and other current liabilities	(7,268)	(2,742)
Deferred compensation	187	187
Benefit obligations and other long-term liabilities	54	633
Net cash used in operating activities	(38,435)	(39,883)

Investing activities
Capital expenditures	(2,414)	(4,821)
Proceeds from sale of equipment	212	—
Net cash used in investing activities	(2,202)	(4,821)

Financing activities
Stock repurchases	(2)	(1,000)
Dividends paid	(3,867)	—
Payment of call premium and post payoff interest on senior notes redemption	(3,876)	—
Collection of stockholders’ notes receivable	535	—
Payments of financing costs	(2,605)	—
Revolver borrowings	37,000	10,000
Proceeds of IPO, net	63,938	—
Borrowings on long-term debt	40,000	—
Repayment of long-term debt	(150,838)	(638)
Net cash provided by (used in) financing activities	(19,715)	8,362
Change in cash and cash equivalents	(60,352)	(36,342)
Cash and cash equivalents at beginning of period	69,073	53,552
Cash and cash equivalents at end of period	$8,721	$17,210

The accompanying notes are an integral part of these statements.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income

$ Millions

	Three Months Ended	Nine Months Ended
	September 30, 2010	September 30, 2010
Net Income(Loss) - (GAAP)	$2.2	$(3.5)
Addback non-recurring expenses, net of tax at 43.0%, incurred at the time of the IPO:
- Buyout of the Management Services Agreement	$0.0	$3.3
- Loss on extinguishment of debt	$0.0	$4.6
- Liquidity bonus payment	$0.0	$0.6
- Non-recurring Stock based compensation expense	$0.7	$1.7
Adjusted Net Income - (non-GAAP)	$2.9	$6.7

Adjusted EPS - Basic	$0.14	$0.37
Adjusted EPS - Diluted	$0.13	$0.37

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

	Three month period ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net Income (Loss)	$2,185	$2,738	$(3,459)	$3,941

Interest Expense - Net	2,334	3,802	9,038	11,756
Income Taxes	2,279	1,725	(2,803)	751
Depreciation Expense	1,262	1,291	4,827	3,877
Amortization	1,541	1,541	4,621	4,621
EBITDA	9,601	11,097	12,224	24,946

Management Fees	57	411	6,370	1,066
Stock Based Compensation	1,337	6	3,158	738
Loss on Extinguishment of Debt	—	—	7,967	—
Liquidity Bonus Payment	—	—	1,003	—
Other non-recurring charges (1)	565	1,138	1,383	1,286
Adjusted EBITDA	$11,560	$12,652	$32,105	$28,036

(1) Reflects severance and one-time, non-recurring expenses for costs related to the closure of our Johnson City facility of ($1) and $872 for the three months and $828 and $897 for the nine months ended September 30, 2010 and 2009, respectively, $566 and $266 of unrelated legal fees for the three months and $1,222 and $389 for the nine months ended September 30, 2010 and 2009 respectively, and $667 and $0 gain on other post employment benefit plan curtailment related to the Johnson City plant closure for the nine months ended September 30, 2010 and 2009, respectively.